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Exhibit 99.1

Annual Servicer's Certificate
Fingerhut Master Trust

The undersigned, a duly authorized representative of FMT Services, Inc. as servicer (the "Servicer"), pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of March 18, 1998, (the "Pooling and Servicing Agreement"), and amended to date by and among Fingerhut Receivables, Inc., (the "Transferor"), FMT Services, Inc., as Servicer, and the Bank of New York, a New York banking corporation, (the "Trustee"), does hereby certify that:

  1.
  FMT Services, Inc. is, as of the date hereof, the Servicer under the Pooling and Servicing Agreement

  2.
  The undersigned is a Servicing Officer who is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

  3.
  This Certificate is delivered pursuant to Section 3.5 of the Pooling and Serving Agreement.

  4.
  A review of the activities of the Servicer during the fiscal year ending February 1, 2003, under the Pooling and Servicing Agreement was conducted under my supervision.

  5.
  Based on such review, the Servicer has, to the best of my knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below and as of, and for the year ended, February 1, 2003, the Servicer has complied, in all material respects, with its minimum servicing standards for the receivables being serviced for the Fingerhut Master Trust as set forth in Exhibit G of the Pooling and Servicing Agreement.

  6.
  The following is a description of each Default in the performance of the Servicer's obligations under the provisions of the Pooling and Servicing Agreement known to me to have been made by the Servicer during such period which sets forth in detail (i) the nature of each such Default, (ii) the action taken by the Servicer, if any, to remedy each such Default and (iii) the current status of each such Default: NONE

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 14th day of May 2003.

FMT Services, Inc. Servicer
By:	/s/ BETTIE LASS Bettie Lass Senior Securitization Officer

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  Exhibit 99.1
Annual Servicer's Certificate Fingerhut Master Trust